Exhibit 10.1
SEVERANCE AGREEMENT
     This SEVERANCE AGREEMENT (“Agreement”) is entered into as of November 15, 2006 (the “Effective Date”), by and between The Lamson & Sessions Co., an Ohio corporation (the “Company”), and Michael J. Merriman, Jr. (“Executive”).
     WHEREAS, Executive is the President and Chief Executive Officer of the Company and is expected to make major contributions to the profitability, growth and financial strength of the Company; and
     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for Executive.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to provide Executive with severance benefits under the following circumstances pursuant to the following terms and conditions:
     1. Term. The period during which this Agreement shall be in effect (the “Term”) shall commence as of the Effective Date and expire as of the close of business on November 15, 2009; provided, however, that commencing on November 16, 2009 and each November 16 thereafter, the Term of this Agreement will automatically be extended for an additional year unless, not later than November 1 of the then current year, the Company or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term extended.
     2. Definitions.
     (a) “Board” means the Board of Directors of the Company.
     (b) “Cause” means that Executive shall have committed:
     (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;
     (ii) intentional wrongful damage to property of the Company; or
     (iii) intentional wrongful disclosure of secret processes or confidential information of the Company;
and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.
     (c) “CIC Agreement” means the Executive Change-In-Control Agreement by and between Executive and the Company, dated as of October 26, 2006.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Release Agreement” means an agreement, in substantially the form customarily used by the Company for similarly situated executives of the Company in similar instances, pursuant to which Executive releases, to the extent permitted by law, all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.
     (f) “Termination Date” means the date on which Executive’s employment is terminated.
     (g) “Termination for Cause” means the Company’s termination of Executive’s employment for Cause.
     (h) “Termination for Disability” means the Company’s termination of Executive’s employment on account of Executive’s having become permanently disabled within the meaning of, and began actually receiving disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Company.
     (i) “Termination Without Cause” means the Company’s termination of Executive’s employment other than a Termination for Disability or a Termination for Cause.
     3. Post-Employment Payments. Subject to Section 5 hereof:
     (a) if Executive’s employment with the Company is terminated during the Term for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any base salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued during the year of termination of Executive’s employment under the Company’s vacation policy but are unused, at the time of such termination of employment, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in Subsections 3(b) and 3(c), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional benefits and amounts described in Subsections 3(b) and 3(c), in the circumstances described in such Subsections.
     (b) if Executive’s employment with the Company is terminated prior to the third anniversary of the Effective Date on account of a Termination Without Cause, the Company shall pay to Executive:
     (i) an amount equal to two (2) times his annual base salary at the time of such termination paid in a lump sum as promptly as practicable following the expiration of any revocation period relating to the Release Agreement described in Section 5 below, but in no event later than March 15th of the calendar year following the Termination Date;
     (ii) for a period of eighteen (18) months following the termination date (the “Continuation Period”), the Company shall arrange to provide Executive with health benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination date. The Continuation Period shall be considered to be the period during which Executive shall be eligible for COBRA continuation coverage, and the Company shall reimburse Executive for the full amount of the premiums for such continuation coverage; provided, however, that the health benefits otherwise receivable by Executive pursuant to this Subsection (b)(ii) will be reduced to the extent comparable health benefits are actually received by Executive from another employer during the Continuation Period, and any such benefits actually received by Executive shall be reported by Executive to the Company. If any benefit described in this Subsection (b)(ii) is subject to tax, the Company will pay Executive an additional amount such that after payment by Executive or Executive’s dependents or beneficiaries, as the case may be, of all taxes imposed on the benefits described in this Subsection (b)(ii) and any such additional payment by the Company, the recipient retains an amount equal to such taxes; and
     (iii) an amount equal to the present value of the full cost of health benefits for an additional six (6) months, paid in a lump sum as promptly as practicable following the expiration of any revocation period relating to the Release Agreement described in Section 5 below, but in no event later than March 15th of the calendar year following the Termination Date. In addition, the Company will pay Executive an additional amount such that after payment by Executive or Executive’s dependents or beneficiaries, as the case may be, of any taxes imposed on the benefits described in this Subsection (b)(iii) and any such additional payment by the Company, the recipient retains an amount equal to such taxes.
     (iv) It is expressly understood that the Company’s payment obligations and Executive’s participation rights under this Subsection 3(b) shall cease in the event Executive breaches any of the confidentiality and non-compete obligations set forth in Section 8 of the Executive Supplemental Retirement Agreement between Executive and the Company, dated November 15, 2006.
     (c) if Executive’s employment with the Company is terminated on or after the third anniversary of the Effective Date on account of a Termination Without Cause, Executive shall be entitled to receive payments in accordance with the Company’s severance policy for Senior Executive Officers, as then in effect.
     (d) Notwithstanding anything in this Section 3 to the contrary, if any payment to Executive under this Section 3 would constitute a “deferral of compensation” under Section 409A of the Code and Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), Executive (or Executive’s beneficiary) will receive payment of the amounts described in this Section 3 upon the earlier of (i) six (6) months following Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (ii) Executive’s death.
     4. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following Executive’s termination of employment. Accordingly, the payment of the severance compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except as expressly provided in Subsection 3(b)(ii) hereof.
     5. Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Subsections 3(b) or 3(c) hereof if Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein. The Company shall deliver to the Executive a copy of the Company’s standard form of Release Agreement within ten (10) business days of the Termination Date.
     6. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company.
     7. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

     8. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment. Subsections 10(b) through 10(g) of the CIC Agreement relating to the details regarding the Gross-Up Payment and the procedures to be followed in connection with determining amounts payable in connection with the Gross-Up Payment shall be applied to any Gross-Up Payment made under this Agreement and are deemed to be incorporated herein. Notwithstanding the foregoing provisions of this Section 8, Gross-Up Payments will be made only in a manner and to the extent (and at the earliest date(s)) such that Section 409A of the Code will not be violated.
     9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Michael J. Merriman, Jr.
16361 Misty Lake Glen
Chagrin Falls, Ohio 44023
Notices to the Company:
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122
Attention: Secretary
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

     10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if the Release Agreement executed by Executive pursuant to Section 5 hereof is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, this Agreement shall be null and void and the Company shall have no obligation to provide Executive any of the benefits described herein.
     11. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Except as provided Section 3(c) hereof, the severance benefits provided under this Agreement shall be in lieu of any severance benefits under any plans, programs, policies or practices of the Company; provided, however, that if Executive is entitled to benefits under this Agreement and the CIC Agreement, the Executive will be entitled to severance benefits under either this Agreement or such CIC Agreement, whichever agreement provides for greater benefits, but will not be entitled to benefits under both agreements.
     12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     13. Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with the provisions of Section 409A of the Code. To the extent any provision in this Agreement is or will be in violation of Section 409A of the Code, the Agreement shall be amended in such a manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A of the Code and the intent of the parties is maintained to the maximum extent possible.
     14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
     15. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

     16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

THE LAMSON & SESSIONS CO.
By	/s/ John B. Schulze
Name: John B. Schulze
Title: Chairman of the Board

/s/ Michael J. Merriman, Jr.
Michael J. Merriman, Jr.